SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

[X]      Filed by Registrant

[ ]      Filed by a Party other than the Registrant


Check the appropriate box:

[X]      Preliminary Proxy Statement

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                APPLEWOODS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     ROGER BUOY, CHAIRMAN, APPLEWOODS, INC.
                 (NAME OF PERSON(S) FILING THE PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.


1)       Title of each class of securities to which transaction applies:

                  N/A
         -----------------------------------------------------------------------

2)       Aggregate number of securities to which transaction applies:

                  N/A
         -----------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

                  N/A
         -----------------------------------------------------------------------

4)       Proposed maximum aggregate value of transaction:

                  N/A
         -----------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

                  1)  Amount Previously Paid:
                           N/A
                  --------------------------------------------------------------

                  2)  Form, Schedule or Registration Statement No.:
                           N/A
                  --------------------------------------------------------------

                  3)  Filing Party:
                           N/A
                  --------------------------------------------------------------

                  4)  Date Filed:
                           N/A
                  --------------------------------------------------------------

                                APPLEWOODS, INC.
                              274 Riverside Avenue
                           Westport, Connecticut 06880

              -----------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 2, 1998

              -----------------------------------------------------


To the Stockholders of Applewoods, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Applewoods, Inc., a Delaware corporation (the "Company"), will be held on June 2, 1998, at the Company's offices located at 274 Riverside Avenue, Westport, CT 06880 at 12:30 p.m., local time, and thereafter as it may from time to time be adjourned, for the purposes stated below:

         1. To elect four (4) directors to the Board of the Company for a one (1) year term;

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants;

         3. To amend the Company's Certificate of Incorporation to effect a reverse stock split of the Company's issued common stock, $.0001 par value per share ("Common Stock"), on the basis of one new share of Common Stock for each eight (8) shares of Common Stock outstanding (the "Reverse Stock Split"); and

         4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         All Stockholders are cordially invited to attend the Annual Meeting. Only those Stockholders of record at the close of business on April 23, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The stock transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Meeting.


                                              BY ORDER OF THE BOARD OF DIRECTORS


April 27, 1998                                Roger Buoy, Chairman


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND
SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 40 WALL STREET, NEW YORK,
NEW YORK 10005.

                                APPLEWOODS, INC.
                              274 RIVERSIDE AVENUE
                           WESTPORT, CONNECTICUT 06880

                                 PROXY STATEMENT


                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applewoods, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of the Company's Stockholders to be held at the Company's offices located at 274 Riverside Avenue, Westport, Connecticut 06880 on June 2, 1998 at 12:30 p.m., local time, and at any adjournments thereof (the "Annual Meeting").

         The Annual Meeting has been called to consider and take action on the following proposals: (i) to elect four (4) directors to the Board of Directors of the Company for a one (1) year term, (ii) to ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants, (iii) to amend the Company's Certificate of Incorporation to effect a reverse stock split of the Company's issued common stock, $.0001 par value per share ("Common Stock") on the basis of one new share of Common Stock for each eight (8) shares of Common Stock outstanding (the "Reverse Stock Split"), and (iv) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof. THE COMPANY'S BOARD OF DIRECTORS HAS TAKEN UNANIMOUS AFFIRMATIVE ACTION WITH RESPECT TO EACH OF THE FOREGOING PROPOSALS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF EACH OF THE PROPOSALS. Only holders of record of Common Stock and Series A Preferred Stock, par value $.0001 per share ("Series A Preferred Stock"), of the Company at the close of business on April 23, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting.

         The principal executive offices of the Company are located at 274 Riverside Avenue Westport, Connecticut 06880 and its telephone number is (203) 227-4912. The approximate date on which this Proxy Statement, the proxy card and other accompanying materials are first being sent or given to Stockholders is April 27, 1998. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, including audited financial statements, and the Company's Quarterly Report on Form 10-QSB for the periods ended September 30, 1997 and December 31, 1997 are being sent to Stockholders together with this Proxy Statement.

                               VOTING REQUIREMENTS

         The securities of the Company entitled to vote at the meeting consist of (i) shares of its Common Stock, and (ii) shares of its Series A Preferred Stock. Each share of Common Stock and Series A Preferred Stock is entitled to one vote on all matters. As of the Record Date, there were outstanding 8,472,000 shares of Common Stock and 243,911 shares of Series A Preferred Stock. Only holders of shares of Common Stock and Series A Preferred Stock on the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, the Company has approximately __ holders of record of the Common Stock and 4 holders of record of Series A Preferred Stock. The presence in person or by proxy of holders of Common Stock and Series A Preferred Stock of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned until a quorum is obtained. The nominees to be selected as a Director named in Proposal 1 must receive a plurality of the eligible votes cast at the Annual Meeting with respect to such Proposal. The affirmative vote of a majority of the holders of Common Stock entitled to vote is necessary to approve and consent to the Reverse Stock Split referred to in Proposal 3. The approval of all other matters to be considered at the Annual Meeting requires the affirmative vote of a majority of the eligible votes cast at the Annual Meeting on such matters. BROKERS WHO HOLD SHARES IN STREET NAME MAY VOTE ON BEHALF OF BENEFICIAL OWNERS WITH RESPECT TO ALL OF THE PROPOSALS, UNLESS SUCH BROKERS RECEIVES SPECIFIC INSTRUCTIONS ON VOTING FROM SUCH BENEFICIAL OWNERS.

         The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of capital stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

         Proxies given by Stockholders of record for use at the Annual Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, Stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the Stockholder or his attorney authorized in writing or, if the Stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Annual Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of such Annual Meeting on the day of the Annual Meeting or adjournment thereof, and upon either of such deposits the proxy is revoked.

         ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE BOARD OF DIRECTORS WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

         None of the matters to be acted on at the Annual Meeting give rise to any statutory right of a Stockholder to dissent and obtain the appraisal of or payment for such Stockholder's shares.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The Company's board presently consists of four (4) directors whose terms expire at the Annual Meeting. Officers are elected annually by and serve at the discretion of the Board of Directors.

         The Board has nominated four (4) candidates to serve as directors all of whom are currently directors. The names and biographical summaries of the four (4) persons who have been nominated by the Board of Directors to stand for election at the Annual Meeting have been provided below for your information. The Board of Directors has proposed that these persons be elected at the Annual Meeting to serve until the next annual meeting of stockholders. The Proxies will be voted for the election of the four (4) nominees listed below as directors of the Company unless otherwise specified on the form provided. The vote of a majority of the capital stock, present and constituting a quorum at the Annual Meeting, will be necessary to elect the directors listed below. If, for any reasons, any of the nominees shall be unable or unwilling to serve, the Proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the enclosed Proxy. Abstentions shall be counted separately and shall be used for purposes of calculating quorum.

BIOGRAPHICAL SUMMARIES OF NOMINEES FOR THE BOARD OF DIRECTORS

ROGER M. BUOY has been the Chief Executive Officer and Chairman of the Board of the Company since August 1992. From 1983 to 1992, Mr. Buoy was the President, Chief Executive Officer and founder of Mindscape International, Inc. ("Mindscape"), a developer and publisher of educational and entertainment software for personal computers and video game machines. In 1987, Mindscape successfully completed its initial public offering. In 1990, Mindscape was then sold to Software Toolworks, and subsequently renamed Mindscape and acquired by the Pierson Group of the United Kingdom. From 1981 to 1983, Mr. Buoy was the Executive Vice President-Software Publishing and Operations of Scholastic, Inc., a New York based publisher of educational materials.

TONY E. SWASH has been Chief Operating Officer and a Director of the Company since August 1992. From 1979 to 1992, Mr. Swash was Sales Director for Ray Engineering Company Ltd. ("Ray Engineering"), a subsidiary of a British public company. In 1985, Mr. Swash along with two other directors and two venture capital companies, purchased Ray Engineering. In 1988, Mr. Swash was instrumental in selling Ray Engineering to an English public limited company. He remained as the Divisional Managing Director of Ray Engineering until he resigned to take part in the purchase of the assets of Applewoods International Limited, a wholly owned subsidiary of the Company in 1992.

JOSH GASPERO has been a Director of the Company since August 1996. He is presently Chairman of Joshua Tree Holdings, LLC which has controlling interests in Adventure Weekend Magazine, Best of Times Productions and Joshua Lockhard Direct Response Group. Previously, he was Co-Chairman of Readers Digest Young Families from October 1993 until March, 1996. From March 1982 until October, 1993, he was Co-Chairman and Founder of Joshua Morris Publishing, a company subsequently purchased by The Readers Digest Association. Prior to 1982, Mr. Gaspero was President and CEO of Harlequin Books North America. Mr. Gaspero is a 1964 graduate of St. Joseph's University with a B.A. in Marketing.

CHARLES RUTTAN has been a Director of the Company since February 1998. Mr. Ruttan is currently a business consultant. Previously, Mr. Ruttan was the Chief Operating Officer and General Counsel of d'Rossana Associates, LLC, a designer and marketer of fashion ladies footwear. From 1993 to 1995, Mr. Ruttan was Chief Executive Officer of Woods Brother Golf, Inc., a manufacturer and distributor of golf equipment. From 1972 to 1993, Mr. Ruttan was with the Portland, Oregon law firm of Dunn, Carney, Allen, Higgins & Tongue, most recently as a partner.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BUOY, SWASH, GASPERO AND RUTTAN. UNLESS OTHERWISE INSTRUCTED OR UNLESS AUTHORITY TO VOTE IS WITHHELD, THE ENCLOSED PROXY WILL BE VOTED FOR THE ELECTION OF THE ABOVE LISTED NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

         The names and ages of the directors, executive officers and significant employees, and promoters of the Company are set forth below. All of the directors are elected annually.

      Name                        Age                     Position Held
--------------------           --------       -----------------------------------------
Roger Buoy                        52          Chairman of the Board of Directors, Chief
                                              Executive Officer and Director

Tony E. Swash                     48          Chief Operating Officer and Director

David H. Knight                   44          Chief Financial Officer and Secretary

Josh Gaspero                      55          Director

Charles Ruttan                    54          Director

BIOGRAPHICAL SUMMARIES

See "Biographical Summaries for Nominees for the Board of Directors" above for biographical summaries of Messrs. Buoy, Swash, Gaspero and Drusin.

DAVID H. KNIGHT has served as Chief Financial Officer for the Company since October 1996. Mr. Knight is a Fellow of the Institute of Chartered Accountants who has worked in the manufacturing industry for fifteen years after completing his post qualification experience with Price Waterhouse in 1980. Most recently, he has worked for four years from 1992 as the Financial Director of a large operating division of William Baird plc in the textile industry. He has also had experience as Financial Controller in the plastics and agricultural industries.

         There are no family relationships between the officers and directors of the Company, except that Roger Buoy and Tony Swash are second cousins.

         Each director of the Company is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of the Company. The Directors receive no other compensation for serving on the Board of Directors. The members of the Board of Directors intend to meet at least quarterly during the Company's fiscal year, and at such other times duly called.

         COMPLIANCE WITH SECTION 16(A) OF
         THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Except as provided below, to the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company during the year ended June 30, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.
                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows all the cash compensation paid or to be paid by the Company to the Chief Executive Officer, one of the Company's executive officers and all officers who received in excess of $100,000 in annual salary and bonus, for the fiscal years ended June 30, 1997 and 1996:

                                                                                           Long Term Compensation
                                                                               ---------------------------------------
                                               Annual Compensation                 Awards                 Payouts
                                      ---------------------------------------  -------------   -----------------------
(a)                           (b)       (c)        (d)          (e)                 (f)          (g)            (h)        (i)

                                                                                 Restricted                                All
                                                               Other               Stock                       LTIP       Other
                                                               Annual              Awards       Options/     Payouts   Compensation
Name and Principal Position   Year    Salary($)  Bonus($)    Compensation($)        ($)         SARs(#)        ($)         ($)
---------------------------   ----    -------------------  ------------------  -------------    --------   ----------- ------------
Roger Buoy, CEO               1997    $150,000    $35,000       $  -0-               -0-        50,000(2)      -0-         (1)
                              1996    $150,000    $  -0-        $  -0-               -0-          -0-          -0-         (1)
Tony Swash, COO               1997    $157,447    $  -0-        $  -0-               -0-          -0-          -0-         (1)
                              1996    $102,774    $  -0-        $  -0-               -0-          -0-          -0-         (1)

-------------------
(1) Does not include certain automobile expenses and other prerequisites which in the aggregate do not exceed the lesser of $50,000 or 10% of the named executive officer's compensation.
(2) Represents options issued in May 1997 which were cancelled and reissued in July 1997.

         The following table sets forth certain information with respect to options granted during the last fiscal year to the Company's Executive Officers named in the above Summary Compensation Table.

                                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

(a)                              (b)                          (c)                    (d)              (e)

                                                       % of Total Options
                           Number of Securities        Options/SARs Granted       Exercise or
                           Underlying Option/          to Employees in            Base Price      Expiration
Name                       SARs Granted (#)            Fiscal Year                (# Share)          Date
-------------------------------------------------------------------------------------------------------------
Roger M. Buoy                     50,000                      12%                  $0.34(3)        11/6/01
Josh Gaspero                      25,000                       6%                  $1.87(3)         5/4/01
David H. Knight(1)               100,000                      23%                  $1.87(3)         5/4/01
                                  25,000                       6%                  $0.34(3)        11/6/01
Graham R. Cluer(2)               100,000                      23%                  $1.87(3)         5/4/01
                                  25,000                       6%                  $0.34(3)        11/6/01

-------------------
(1)      Appointed Chief Financial Officer in October 1996.
(2) Appointed Vice President Operations in October 1996. Mr. Cluer's employment with the Company will terminate on June 5, 1998.
(3) All of the above options were canceled and reissued in July 1997 at an exercise price of $0.22, the market price of the Company's stock on the reissue date.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table sets forth certain information with respect to options exercised during the fiscal year ended June 30, 1997, by the Company's Executive Officers named in the Summary Compensation Table, and with respect to unexercised options held by such person at the end of the fiscal year ended June 30, 1997.

(a)                        (b)                                (c)                    (d)                         (e)
                                                                                     Number of                    Value of
                                                                                     Securities Underlying        Unexercised
                                                                                     Unexercised Options/         In-the-Money
                                                                                     SARs at FY-End (#)           Options/SARs at
                            Shares Acquired                   Value                  Exercisable/                 FY-End Exercisable
Name                        on Exercise (#)                   Realized ($)           Unexerciseable               Unexerciseable
------------------------------------------------------------------------------------------------------------------------------------
Roger M Buoy                       0                          $0                        0/50,000(3)                    $0/$0
Josh Gaspero                       0                          $0                        0/25,000(3)                    $0/$0
David H. Knight(1)                 0                          $0                        0/125,000(3)                   $0/$0
Graham R. Cluer(2)                 0                          $0                        0/125,000(3)                   $0/$0

-------------------
(1)        Appointed Chief Financial Officer in October 1996.
(2) Appointed Vice President Operations in October 1996. Mr.. Cluer's employment with the Company will terminate on June 5, 1998.
(3) All of the above options were canceled and reissued in July 1997 at an exercise price of $0.22, the market price of the Company's stock on the reissue date.

EMPLOYMENT AGREEMENTS

         As of July 1, 1995, the Company entered into a three (3) year employment agreement with Roger Buoy, pursuant to which Mr. Buoy serves as the Company's Chief Executive Officer. The agreement provides for Mr. Buoy to receive a salary of $150,000 per annum during the first year and an increase of 10% per annum or such greater amount as determined in the discretion of the Board of Directors based upon the Company's performance. The agreement also provides for the payment of a bonus in cash and/or securities to Mr. Buoy to be determined in the discretion of the Board of Directors. In addition, Mr. Buoy has been granted the right to purchase four percent (4%) of the outstanding Common Stock of the Company if the Company has earnings (excluding expenses incurred in connection with the issuance of securities to certain shareholders in connection with the Company's initial public offering (the "Offering") of $1,000,000, $1,750,000 and $2,650,000, respectively, during any fiscal year falling within the six (6) year period immediately following the effective date of the Offering. If the Company has earnings of $4,000,000 in any such fiscal year, Mr. Buoy will be entitled to acquire the entire twelve percent (12%) of the shares of Common Stock. The exercise price for such options shall be $3.00 per share.

         As of July 1, 1995, the Company entered into a three (3) year employment agreement with Tony Swash, pursuant to which Mr. Swash serves as the Company's Chief Operating Officer. The agreement provides for Mr. Swash to receive a salary of $150,000 per annum during the first year and an increase of 10% per annum or such greater amount as determined in the discretion of the Board of Directors based upon the Company's performance. The agreement also provides for the payment of a bonus in cash and/or securities to Mr. Swash to be determined in the discretion of the Board of Directors. In addition, Mr. Swash has been granted the right to purchase four percent (4%) of the outstanding Common Stock of the Company if the Company has earnings (excluding expenses incurred in connection with the issuance of securities to certain shareholders in connection with the Company's initial public offering (the "Offering") of $1,000,000, $1,750,000 and $2,650,000, respectively, during any fiscal year falling within the six (6) year period immediately following the effective date of the Offering. If the Company has earnings of $4,000,000 in any such fiscal year, Mr. Swash will be entitled to acquire the entire twelve percent (12%) of the shares of Common Stock. The exercise price for such options shall be $3.00 per share.

         The granting of rights to purchase Common Stock based on the attainment of specified earnings (as discussed above) will result in compensation expense to the Company equal to the excess of the fair market value per share of the Common Stock over the exercise price of $3 per share multiplied by the number of options granted.

STOCK OPTION PLANS AND AGREEMENTS

         In October 1995, the Board of Directors of the Company adopted, and the stockholders of the Company approved the adoption of, the 1995 Stock Plan (hereinafter called the "1995 Plan"). The purpose of the 1995 Plan is to provide an incentive and reward for those executive officers and other key employees in a position to contribute substantially to the progress and success of the Company, to closely align the interests of such employees with the interests of stockholders of the Company by linking benefits to stock performance and to retain the services of such employees, as well as to attract new key employees. In furtherance of that purpose, the 1995 Plan authorizes the grant to executives and other key employees of the Company and its subsidiaries of stock options, restricted stock, deferred stock, bonus shares, performance awards, dividend equivalent rights, limited stock appreciation rights and other stock-based awards, or any combination thereof. The 1995 Plan is expected to provide flexibility to the Company's compensation methods, after giving due consideration to competitive conditions and the impact of federal tax laws.

         The maximum number of shares of Common Stock with respect to which awards may be granted pursuant to the 1995 Plan is initially 1,000,000 shares. Shares issuable under the 1995 Plan may be either treasury shares or authorized but unissued shares. The number of shares available for issuance will be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company.

         The 1995 Plan will be administered by a committee consisting of not less than two (2) members of the Board of Directors who are "disinterested" within the meaning of Rule 16b-3 promulgated under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code (including persons who may be deemed outside directors by virtue of any transitional rule which may be adopted by the Internal Revenue Service implementing such Section). The Board will determine the persons to whom awards will be granted, the type of award and, if applicable, the number of shares to be covered by the award. During any calendar year, no person may be granted under the 1995 Plan awards aggregating more than 100,000 shares (which number shall be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in capitalization of the Company).

         In January 1996, the Company issued to certain employees of the Company options exercisable for an aggregate of 100,000 shares of Common Stock at an exercise price of $2.50 per share (the "January 1996 Options"). The January 1996 Options vest over a period of three (3) years commencing one (1) year from the date of grant and are exercisable for a period of eighteen (18) months following the date of vesting. In July 1997 all the January 1996 Options issued were canceled and reissued at an exercise price of $0.22, the market price of the Company's Common Stock on the reissue date.

         In November 1996, the Company issued to certain Directors and employees of the Company options exercisable for an aggregate of 294,000 shares of common stock at an exercise price of $1.87 per share (the "November 1996 Options"). The November 1996 Options vest over a period of three (3) years commencing one (1) year from the date of grant and are exercisable for a period of eighteen (18) months following the date of vesting. In July 1997 all the November 1996 Options issued were canceled and reissued at an exercise price of $0.22, the market price of the Company's Common Stock on the reissue date.

         In May 1997, the Company issued to certain Directors and employees of the Company options exercisable for an aggregate of 135,000 shares of common stock at an exercise price of $0.34 per share (the "May 1997 Options"). The May 1997 Options vest over a period of three (3) years commencing one (1) year from the date of grant and are exercisable for a period of eighteen (18) months following the date of vesting. In July 1997 all the May 1997 Options issued were canceled and reissued at an exercise price of $0.22, the market price of the Company's Common Stock on the reissue date.

                           PRINCIPAL STOCKHOLDERS AND
                          STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information, as of the Record Date with respect to the beneficial ownership of the outstanding Common Stock by
(i) any holder of more than five (5%) percent; (ii) each of the Company's officers and directors; and (iii) the directors and officers of the Company as a group:

                                                                      Percentage
                                            Shares of                 (%) of
Name and Address                            Common                    Common
of Beneficial Owner                         Stock Owned               Stock
-------------------                         -----------               -----
Roger Buoy(1)                               1,592,099(2)               18.1

Tony Swash(1)                               1,415,258(3)               16.4

David H. Knight(1)                             41,666(4)                0.5

Josh Gaspero(1)                                53,723(5)                0.6

Charles Ruttan(1)                                   0                   0.0

Tanisi International, Ltd.(6)                 540,000                   6.4

All directors and officers                  3,102,746                  34.4
as a group (5 persons)(2)(3)(4)(5)(6)

--------------------
(1) The address of each stockholder shown above is c/o Applewoods, Inc., 274 Riverside Avenue, Westport, CT 06880.
(2) Includes 285,432 shares of Common Stock issuable upon conversion of 142,716 shares of Series A Preferred Stock held by Mr. Buoy. Includes an option to purchase 16,667 shares of Common Stock which become exercisable in May 1998.
(3) Includes 155,258 shares of Common Stock issuable upon conversion of 77,629 shares of Series A Preferred Stock held by Mr. Swash.
(4) Includes an option to purchase 33,333 shares of Common Stock which became exercisable in November 1997. Includes an option to purchase 8,333 shares of Common Stock which becomes exercisable in May 1998.
(5) Includes 31,390 shares of Common Stock issuable upon conversion of 15,695 shares of Series A Preferred Stock held by Mr. Gaspero. Includes an option to purchase 8,333 shares of Common Stock which became exercisable in November 1997. Includes 4,000 shares of Common Stock owned by Mr. Gaspero's daughter over which Mr. Gaspero disclaims beneficial ownership.
(6) The address of Tanisi International Ltd. is c/o Charles A. Schuette, Esq., Ackerman, Senterfitt & Eidson P.A., One Southeast Third Avenue, 28th Floor, Miami, Florida 33131-1704.

         There are no agreements or other arrangements or understandings known to the Company concerning the voting of the Common Stock of the Company or otherwise concerning control of the Company which are not disclosed herein. There are no preemptive rights applicable to the Company's securities.

                              CERTAIN TRANSACTIONS

         On August 5, 1992, each of Roger Buoy and Tony Swash acquired at par value one (1) ordinary share for (pound)1 each in the share capital of Filbuk 290 Limited ("Filbuk"), the predecessor of AIL. On August 6, 1992 (i) each of Roger Buoy and Tony Swash acquired at par value thirty-nine (39) ordinary shares of (pound)1 each in the share capital of Filbuk and (ii) Ian Mitchell acquired, at par, value forty (40) ordinary shares for (pound)1 each in the share capital of Filbuk. On August 6, 1992, AIL issued certain Fixed Rate Unsecured Loan Notes due 2002, at an interest rate of one percent (1%) per annum above LIBOR to (i) Roger Buoy in exchange for an aggregate loan of approximately $400,000 and (ii) Tony Swash in exchange for a loan of approximately $400,000. On August 6, 1992, Filbuk acquired the assets of AIL from the receiver for aggregate purchase price of approximately $926,000 and on August 10, 1992, Filbuk changed its name to Applewoods International Limited.

         On June 28, 1993, each of Roger Buoy and Tony Swash acquired at par value twenty (20) ordinary shares for (pound)1 each in the share capital of AIL from Ian Mitchell, the founder of AIL.

         On April 21, 1994, Carmen Villalon, a previous director of the Company who resigned in August 1996, made an advance payment of $100,000 to AIL in respect of future sums due for future shipments of Applewoods' products, none of which remains outstanding.

         On April 29, 1994, (i) each of Roger Buoy and Tony Swash acquired at par value ten (10) ordinary shares for (pound)1 each in the share capital of AIL and (ii) ISC International Ltd. ("ISC") acquired at par value thirty (30) ordinary shares for (pound)1 each in the share capital of AIL.

         On April 29, 1994, ISC made an interest-free, unsecured loan of approximately $107,000, to AIL. Armando Araujo, a previous director of the Company who resigned in August 1996, is the President of ISC.

         On April 29, 1994, AIL, ALA, Mr.. Buoy and Mr.. Swash entered into an Assignment of Trade Marks, Name and Intellectual Property pursuant to which ALA acquired all of AIL's right, title and interest in, to and under certain of AIL's trade marks and know-how in Latin America (the "Latin American Trade Marks").

         On April 29, 1994, AIL, ALA, ISC Mr.. Buoy and Mr.. Swash entered into an Exclusive License Agreement (the "License Agreement") pursuant to which ALA licensed use of the Latin American Trade Marks to ISC for $50,000 and (ii) AIL licensed ISC to exclusively sell AIL's products in Latin America. Accordingly, ISC was the exclusive licensee of the Company's products in Latin America but has now assigned its interest to Tanisi (see below).

         On April 29, 1994, AIL and ISC entered into a Machinery and Supply Agreement pursuant to which AIL agreed to sell certain machinery to ISC at fair market value and ISC agreed to supply soaps to AIL for a ten (10) year period (renewable for a further ten (10) years) at the lowest price at which ISC supplies soaps to its customer. The sale of the machinery was substantially completed during the year ended June 30, 1995 and was concluded in August, 1995.

         On April 29, 1994, ISC made an advance payment of $100,000 to AIL in respect of future sums due pursuant to the License Agreement, of which approximately $40,214 remains outstanding.

         On June 13, 1994, Carmen Villalon acquired at par value thirty (30) ordinary shares for (pound)1 each in the share capital of AIL and made an interest free, unsecured loan of approximately $158,000 to AIL.

         As of July 1, 1995, the Company entered into a three (3) year employment agreement with Roger Buoy, pursuant to which Mr. Buoy serves as the Company's Chief Executive Officer. The agreement provides for Mr. Buoy to receive a salary of $150,000 per annum during the first year and an increase of 10% per annum or such greater amount as determined in the discretion of the Board of Directors based upon the Company's performance. The agreement also provides for the payment of a bonus in cash and/or securities to Mr. Buoy to be determined in the discretion of the Board of Directors. In addition, Mr. Buoy has been granted the right to purchase four percent (4%) of the outstanding Common Stock of the Company if the Company has earnings (excluding expenses incurred in connection with the issuance of securities to certain shareholders of the Company in connection with the Company's initial public offering (the "Offering") of $1,000,000, $1,750,000 and $2,650,000, respectively, during any fiscal year falling within the six (6) year period immediately following the effective date of the Offering. If the Company has earnings of $4,000,000 in any such fiscal year, Mr. Buoy will be entitled to acquire the entire twelve percent (12%) of the shares of Common Stock. The exercise price for such options shall be $3.00 per share.

         As of July 1, 1995, the Company entered into a three (3) year employment agreement with Tony Swash, pursuant to which Mr. Swash serves as the Company's Chief Operating Officer. The agreement provides for Mr. Swash to receive a salary of $150,000 per annum during the first year and an increase of 10% per annum or such greater amount as determined in the discretion of the Board of Directors based upon the Company's performance. The agreement also provides for the payment of a bonus in cash and/or securities to Mr. Swash to be determined the discretion of the Board of Directors. In addition, Mr. Swash has been granted the right purchase four percent (4%) of the outstanding Common Stock of the Company if the Company has earnings (excluding expenses incurred in connection with the issuance of securities to certain shareholders of the Company in connection with the Company's initial public offering (the "Offering") of $1,000,000, $1,750,000 and $2,650,000, respectively, during any fiscal year falling within the six (6) year period immediately following the effective date of the Offering. If the Company has earnings of $4,000,000 in any such fiscal year, Mr. Swash will be entitled to acquire the entire twelve percent (12%) of the shares of Common Stock. The exercise price for such options shall be $3.00 per share.

         In June 1995, ISC assigned to Tanisi, all of its right, title and interest in, to and under all of its shares in AIL and ALA and all agreements between ISC and AIL (other than the Machinery and Supply Agreement described above).

         In October 1995, Applewoods Delaware, AIL and ALA entered into a Share Exchange Agreement, pursuant to which Applewoods Delaware acquired immediately prior to the effective date of the Offering all of the outstanding capital stock of AIL and ALA in exchange for 1,800,000 shares of Common Stock (the "Acquisition Shares") of the Company. Both Roger Buoy, the Company's Chief Executive Officer and Tony Swash, the Company's Chief Operating Officer, exchanged their respective thirty five percent (35%) interests in AIL and ALA and Carmen Villalon, a previous director of the Company, and Tanisi International Ltd., a company under the common control of Armando Araujo, a previous director of the Company, exchanged their respective fifteen percent (15%) interests in AIL and ALA, in each case in exchange for a pro rated number of the Acquisition Shares. In addition, as capital contributions to the Company both Roger Buoy and Tony Swash canceled indebtedness owed to them by AIL in the amount of approximately $411,000 and $413,000, respectively and Carmen Villalon and

Tanisi International Ltd. canceled indebtedness owed to them by AIL in the amount of approximately $154,000 and $104,000, respectively.

         In October 1995, the Company entered into certain subscription agreements, pursuant to which, immediately prior to the effective date of the Offering, the Company issued (i) 142,716 shares of Series A Preferred Stock to Roger Buoy, in exchange for the cancellation of loans made by Mr. Buoy to AIL in the aggregate principal amount of approximately $714,000 (or $5.00 per share),
(ii) 77,629 shares of Series A Preferred Stock to Tony Swash in exchange for the cancellation of loans made by Mr. Swash to AIL in the aggregate principal amount of approximately $388,000 (or $5.00 per share), (iii) 15,695 shares of Series A Preferred Stock to Josh Gaspero, a director of the Company, in exchange for the cancellation of loans made by Mr. Gaspero to AIL in the aggregate principal amount of approximately $78,000 (or $5.00 per share) and (iv) 13,871 shares of Series A Preferred Stock to Tim Kelly in exchange for the cancellation of loans made by Mr. Kelly to AIL in the aggregate principal amount of approximately $69,000 (or $5.00 per share). The number of shares of Series A Preferred Stock issued for the cancellation of indebtedness was based on the terms of the Series A Preferred Stock and the offering price of the Common Stock into which the Series A Preferred Stock is convertible.

         In April, 1996, the Company completed a public offering of 2,400,000 shares of Common Stock at $5.00 per share for an aggregate of $6,000,000. An additional 360,000 shares were sold for gross proceeds of $900,000 to the underwriter to cover over-allotments. In addition, the underwriter received an option, for a nominal fee, to acquire 240,000 shares of Common Stock at an exercise price of $4.00 per share. The option expires in April 2001.

         Effective with the closing of the offering, the Company entered into a three-year consulting agreement with the underwriter. The consulting fee of $100,000 was being charged to operations ratably over the term of the agreement, however, the Company has expensed the balance of the fee following the decision of the Company's investment banker to withdraw from supporting the Company's stock.

         On July 15, 1996 ALA assigned all its right, title and interest in, to and under the Latin American Trade Marks to the Company and ALA was then dissolved.

         During the year to June 30, 1998, the Company has rented its offices in Westport, Connecticut from a Director at a fair market rent. The total rent paid and office expenses reimbursed are approximately $3,000.

         With respect to each of the foregoing transactions, the Company believes that the terms of such transactions were as fair to the Company as could be obtained from an unrelated third party. Future transactions with affiliates will be on terms not less favorable than could be obtained from unaffiliated parties and will be approved by a majority of the independent and/or disinterested members of the board of directors.

                                  PROPOSAL TWO


    RATIFICATION OF SELECTION OF THE FIRM OF ERNST & YOUNG LLP AS INDEPENDENT
                       PUBLIC ACCOUNTANTS FOR THE COMPANY

The Board of Directors upon recommendation of the members of the Audit Committee, concluded that the continued engagement of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending June 30, 1998 was in the best interests of the Company. The Board of Directors recommends that Stockholders ratify its choice of Ernst & Young LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THE PROPOSED AMENDMENT.

                                 PROPOSAL THREE


                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                          TO EFFECT REVERSE STOCK SPLIT

         GENERAL. Stockholders are being asked to approve an amendment to the Certificate of Incorporation for the purpose of effecting a one-for-eight reverse stock split of the Common Stock of the Company which may be considered a modification or exchange of securities invoking the requirements of Item 12 of Rule 14a-101 of the Securities Exchange Act of 1934. In compliance therewith, the Company has attached hereto its Annual Report on Form 10-KSB for the year ended June 30, 1997 which is incorporated by reference herein.

         The Board of Directors believes that it would be in the best interests of both the Company and its stockholders to effect the reverse stock split of one share of newly issued Common Stock ("New Common Stock") for each eight (8) shares of the Company's presently issued and outstanding Common Stock (the "Reverse Stock Split"). Immediately following the Reverse Stock Split, the Board proposes to provide for payment of cash in lieu of fractional shares of New Common Stock otherwise issuable in connection therewith. This amendment has been adopted by the Board of Directors subject to approval of the Company's stockholders. Approval will require the affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock and (ii) a majority of the holders of Series A Preferred Stock and Common Stock voting together as a class. The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, not to proceed with the Reverse Stock Split, if, at any time prior to filing the amendment with the Secretary of State of the State of Delaware, the Board of Directors, in its sole discretion, determines that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

         The Company is authorized to issue 30,000,000 shares of Common Stock, $.0001 par value, of which 8,472,000 shares were issued and outstanding at the close of business on the Record Date. As proposed and if effected, the Reverse Stock Split would reduce the number of issued and outstanding shares to approximately 1,059,000. The proposed Reverse Stock Split would not affect any stockholder's proportionate equity interest in the Company, except for those stockholders who would receive cash in lieu of fractional shares. Neither the par value of the Common Stock nor any rights presently accruing to holders of Common Stock would be affected by this transaction.

REASONS FOR THE PROPOSED STOCK SPLIT. The Board of Directors of the Company is of the opinion that the Reverse Stock Split is necessary to effectively insure the marketability of the Company's Common Stock. The Company's Common Stock is listed for quotation on The Nasdaq SmallCap Market ("NASDAQ"). Under the rules of Nasdaq in order to qualify for continued quotation of securities on Nasdaq, the Company, among other things, must have a minimum bid price of $1.00 per share (the "Minimum Bid Price Requirement"). On March 24, 1998, the Company was notified by Nasdaq that the Company failed to satisfy the Minimum Bid Price Requirement. In addition, the Company was advised that should the Company's shares of Common Stock fail to have a closing bid price of $1.00 or above for ten (10) consecutive days by June 24, 1998, the Company's shares of Common Stock will be delisted from Nasdaq. On April __, 1998, the Company's Common Stock had a closing bid price of $.___. If the Company is unable to satisfy this requirement, trading, if any, in the Company's securities would be conducted in the over-the-market in what are commonly referred to as the "pink sheets", or the NASD Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotation as to the price of, the securities of the Company. In addition, if the securities are removed from NASDAQ, they could be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities.

         The Board of Directors believes that a Reverse Stock Split will, among other things, enable the Company to meet the Minimum Bid Price Requirement of $1.00. Furthermore, a relatively low stock price may affect not only the liquidity of the Company's Common Stock, but also its ability to raise additional capital through the sale of equity securities. Thus, the Company believes that the expected increase in trading price will be attractive to the financial community, the investing public, and to users of the Company's products.

         The Board of Directors is hopeful that a decrease in the number of shares of Common Stock outstanding, as a consequence of the proposed Reverse Stock Split, and the anticipated corresponding increase price per share will stimulate interest in the Company's Common Stock and possibly promote greater liquidity for the Company's Common stockholders with respect to those shares presently held by them. However, the possibility does exist that such liquidity could be adversely affected by the reduced number of shares which would be outstanding if the proposed Reverse Stock Split is effected.

         Management of the Company is not aware of any present efforts of any persons to accumulate Common Stock or to obtain control of the Company, and the proposed Reverse Stock Split of Common Stock is not intended to be an anti-takeover device. The amendment to the Company's Certificate of Incorporation is being sought solely to enhance the image of the Company, its corporate flexibility, and to price the Common Stock in the price range that would meet the Minimum Bid Price Requirement and be more acceptable to the brokerage community, and to investors generally.

EXCHANGE OF STOCK CERTIFICATES. If the amendment is approved by the Company's stockholders, and if the Board of Director still believes at that time that the Reverse Stock Split is in the best interests of the Company and its stockholders, the Company will file its Amended Certificate of Incorporation with the Secretary of State of the State of Delaware promptly after the Special Meeting. The Reverse Stock Split will become effective on the date of such filing (the "Effective Date") and the stockholders will be notified on or after the Effective Date that the Reverse Stock Split has been affected. The Company's transfer agent will act as its exchange agent (the "Exchange Agent") to act for holders of Common Stock in implementing the exchange of their certificates.

         As soon as practicable after the Effective Date, stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing New Common Stock. One share of New Common Stock will be issued in exchange for each eight (8) presently issued and outstanding shares of Common Stock. Beginning on the Effective Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of shares of New Common Stock. To the extent a stockholder holds a number of shares not evenly divisible by eight (8), the Company will pay cash for fractional interests as described below.

LIQUIDATION OF FRACTIONAL SHARES. No scrip or fractional certificates will be issued in connection with the Reverse Stock Split. Assuming approval of the Reverse Stock Split by the Company's stockholders, stockholders who ostensibly would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by eight (8) will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the average of the closing bid and ask prices of the Company's Common Stock as reported on NASDAQ on the Effective Date for each such share of Common Stock held prior to the Effective Date.

         The Company will either deposit sufficient cash with the Exchange Agent or set aside sufficient cash for the purchase of the above referenced fractional interests. Stockholders are encouraged to surrender their certificates to the Exchange Agent for certificates evidencing whole shares of the New Common Stock and to claim the sums, if any, due them for fractional interests, as promptly as possible following the Effective Date.

         The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein. No service charge will be payable by stockholders in connection with the exchange of certificates or the issuance of cash for fractional interests, all of which costs will be borne and paid by the Company.

FEDERAL INCOME TAX CONSEQUENCES. The Reverse Stock Split should not result in the recognition of gain or loss (except in the case of cash received for fractional shares as described below). The holding period of the shares of New Common Stock will include the stockholders' respective holding periods for the shares of Common Stock exchanged therefore, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of New Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefore, reduced by the basis applicable to the receipt of cash in lieu of fractional shares described below.

         A stockholder who receives cash in lieu of fractional shares will be treated as if the Company would issue fractional shares to him and immediately redeem such shares for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of his old Common Stock applicable to such fractional shares had they actually been issued. Such gain or loss shall be a capital gain or loss (if such stockholder's Common Stock was held as a capital asset), any such capital gain or loss shall generally be long-term capital gain or loss to the extent such stockholder's holding for his Common Stock exceeds twelve months.

NO DISSENTER'S RIGHTS. Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to the proposed amendment to the Company's Certificate of Incorporation to effect the Reverse Stock Split.

         If the amendment is approved, the amended Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware. The affirmative vote of the holders of a majority of the outstanding Common Stock of the Company will be required to approve the amendment to the Certificate of Incorporation.

OTHER PROPOSED ACTION

The Board of Directors does not intend to bring any other matters before the meeting, nor does the Board of Directors know of any matters which other persons intend to bring before the meeting. If, however, other matters not mentioned in this Proxy Statement properly come before the Annual

Meeting, the persons named in the accompanying form of Proxy will vote thereon in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

If any Stockholder wishes to present a proposal for inclusion in the proxy materials to be solicited by the Company's Board of Directors with respect to the next Annual Meeting of Stockholders, that proposal must be presented to the Company's secretary prior to July 30, 1998.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.

                                                     APPLEWOODS, INC.




April 27, 1998                                       Roger Buoy, Chairman